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                                                                    Exhibit 23.1
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                              CONSENT OF KPMG LLP




The Board of Directors
Ariba, Inc.:


We consent to incorporation herein by reference of our report dated October 16, 2000, relating to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, and the related financial statement schedule, which report appears in the September 30, 2000, annual report on Form 10-K of Ariba, Inc.


/s/KPMG LLP


Mountain View, California
May 14, 2001